Exhibit 99.1

MARATHON OIL CORPORATION PROVIDES

FIRST QUARTER 2005 INTERIM UPDATE

HOUSTON, April 5, 2005 – Marathon Oil Corporation (NYSE: MRO) today is providing information on market factors and operating conditions which occurred during the first quarter 2005 that could impact the company’s quarterly financial results.  The market indicators and company estimates noted below and in the attached schedule may differ significantly from the actual first quarter results. The company will report these actual results on April 28. Details concerning the company’s earnings conference call and webcast are noted at the end of this release.

Exploration and Production

Marathon estimates oil and natural gas production available for sale for the first quarter will slightly exceed the previous guidance of 330,000 to 340,000 barrels of oil equivalent per day (boepd). As a result of the timing of international crude oil liftings, production sold during the first quarter is expected to be between 330,000 and 340,000 boepd.

In the Gulf of Mexico, the Petronius production facility resumed operation in March. Petronius production had been shut-in for nearly six months due to weather-related damage from Hurricane Ivan. Currently, Petronius is producing at pre-Ivan levels of approximately 25,000 net boepd. Upstream segment income for the quarter will also include a positive income benefit of approximately $35 million for business interruption insurance recoveries net of damage accruals related to Petronius.

While crude oil and natural gas market price indicators have remained strong during the first quarter, actual price realizations continued to be negatively impacted by wide differentials. During the first quarter, approximately 80 percent of Marathon’s domestic crude oil production was comprised of sour crudes. Marathon’s actual crude oil and natural gas price realizations also vary from these market indicators primarily due to other product quality and location differentials.

Exploration expense for the first quarter is now estimated to be in the range of approximately $35-45 million.  U.S. exploration expense is estimated to be $15-20 million, and international exploration expense is estimated to be $20-25 million.

During the first quarter 2005, the 18-month forward gas price curve in the United Kingdom strengthened compared to the fourth quarter 2004 resulting in an estimated $57 million, non-cash mark-to-market loss in the first quarter on two long-term gas sales contracts related to Marathon’s Brae gas production.

Due to the volatility of the forward gas sales curve in the United Kingdom, Marathon will continue to exclude these non-cash mark-to-market gains and losses related to these United Kingdom contracts from “net income adjusted for special items.”

Refining, Marketing and Transportation

Market indicators for refining margins (crack spreads) in the Midwest and Gulf Coast strengthened during the quarter as compared to the fourth quarter 2004 as reflected in the attached table. When compared to the first quarter 2004, the first quarter 2005 crack spread for the Midwest was slightly stronger while the Gulf Coast crack spread was slightly weaker.

Crude run rates remained strong in January and February averaging nearly 928,000 barrels per day (bpd). The company estimates that crude runs for the quarter will average approximately 920,000 bpd.

The Speedway SuperAmerica LLC gasoline and distillate gross margin has averaged $.1067 per gallon in the first two months of the first quarter 2005, which is lower than both the first quarter 2004 and fourth quarter 2004.

Due to the strength in crack spreads during the first quarter, charges for derivative contracts that Marathon Ashland Petroleum LLC (MAP) has entered into to protect crack spread values are anticipated to total approximately $75 million for the quarter, approximately $60 million of which is due to crack spread contracts that will expire over the last three quarters of 2005.  In addition, due to the increase in the price of crude oil during the quarter, MAP will record a crude oil in-transit charge of approximately $75 million in the first quarter of 2005.  This adjustment is related to internationally-sourced crude oil that had not been priced as of the end of the first quarter.

Unallocated Administrative Expense

Administrative expenses for the quarter will include approximately $33 million in non-cash expenses related to equity based compensation (stock appreciation rights) resulting from an increase of more than $9 per share in Marathon’s common stock price during the quarter.

Earnings Release Date and Conference Call Information

Marathon will report its first quarter 2005 results on April 28, 2005.  The company also will conduct a conference call with analysts on Thursday, April 28, at 2 p.m. EDT.  The call will cover first quarter 2005 financial results and may include forward-looking information.  Interested parties can listen to this call by accessing the Marathon Oil Corporation Web site at www.marathon.com and then clicking on the First Quarter 2005 Financial Results Conference Call link. Replays of the conference call will be available on the Web site through May 12, 2005. Financial information, including earnings releases and other investor-related material, also is available online.

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This release contains forward-looking statements with respect to the estimated levels of the company’s worldwide liquid hydrocarbon and natural gas production, and estimated exploration expenses, an U.K. mark-to-market loss, crude run rates, downstream mark-to-market derivative losses, crude oil in-transit charges and administrative expenses.  These are preliminary estimates and are therefore subject to change.  Actual results may differ materially from the estimates given in this update.  In accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, Marathon Oil Corporation has included in its Annual Report on Form 10-K for the year ended December 31, 2004, and in subsequent Forms 8-K, cautionary language identifying important factors, though not necessarily all such factors, that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

Media Relations Contact:	Paul Weeditz	713-296-3910

Investor Relations Contacts:	Ken Matheny	713-296-4114
	Howard Thill	713-296-4140

Select Operating and Financial Data (unaudited)

(Millions of dollars unless otherwise noted)

	1Q 2004 Actual	4Q 2004 Actual	Jan-Feb 2005 Actual	1Q 2005 Actual
Exploration and Production (E&P)
Sales
Domestic – Liquids (MBPD)	92	65	67
Domestic – Gas (MMCFD)	701	585	553
International – Liquids (MBPD) (excluding discontinued operations)	92	97	100
International – Gas (MMCFD) (excluding discontinued operations)	435	411	487
MBOED	373	328	340

Marker Prices
NYMEX prompt WTI oil price ($/BBL)	35.25	48.27	47.45	50.03
Spot natural gas ($/MMBTU)	5.62	6.26	6.13	6.40
Bid Week natural gas price ($/MMBTU)	5.69	7.07	6.25	6.27

Average Sales Proceeds Excluding Derivatives
Liquids
Domestic ($/BBL)	29.74	34.84	35.19
International ($/BBL) (excluding discontinued operations)	28.22	38.72	37.16
Natural Gas
Domestic ($/MCF)	4.71	5.09	4.83
International ($/MCF) (excluding discontinued operations)	3.46	3.79	4.20

Refining, Marketing and Transportation
Chicago 3-2-1 crack spread ($/BBL)	7.15	5.33	6.20	7.27
Gulf 3-2-1 crack spread ($/BBL)	6.83	4.39	5.63	6.71

Refinery Runs:
Crude Oil Refined (MBPD)	789	975	928
Other Charge & Blend Stock (MBPD)	196	200	167
Total (MBPD)	985	1,175	1,095

Crude oil capacity utilization (%)	84	103	98
Consolidated refined products sold (MBPD)	1,307	1,414	1,347

SSA gasoline and distillate sales (MM/Gal)	763	793	489

SSA gross margin (gasoline and distillates) ($/gal)	0.1145	0.1219	0.1067
SSA merchandise margin ($million)	132	145	89

BBL - barrel

MBPD - thousand barrels per day

MMCFD - million cubic feet per day

MMBTU – million British Thermal Units

MBOED - thousand barrels of oil equivalent per day

MCF - thousand cubic feet

MMGal - millions of gallons